Exhibit 10.30

To:	Gretchen Verdugo

From:	Richard J. Johnson

Date:	January 20, 2005

RE:	Proposed Compensation Agreement Terms for Chief Accounting Officer Position

In conjunction with the transition from your current position of Executive Vice President, Impac Warehouse Lending Group, Inc. to Executive Vice President, Chief Accounting Officer (“CAO”) of Impac Mortgage Holdings, Inc. (“IMH”) and Impac Funding Corporation, (“IFC”). We are proposing the following modification to your existing compensation plan. The following is a summary of the proposed terms:

Effective Date:	February 1, 2005.

Term:	3-years from the Effective Date

Title:	Executive Vice President, CAO

Base Salary:	$250,000 Per Annum

Bonus Incentive:	Up to 120% of Base Salary paid Quarterly

Bonus Incentive Terms:	The Bonus Incentive will be paid within 30 days of each calendar quarter and will be paid based upon mutually agreed upon goals/objectives. Goals and objectives will be established each year in conjunction with the preparation of the Company’s Annual Business Plan that is approved my [sic] the Company’s board of directors. Individual Management Objectives will be established at the beginning of each quarter. The following are [sic] a list of goal [sic] and objectives that will determine the actual Bonus Incentive calculation:

50% Based upon the Company attaining its business plan 50% Based upon the Individual Management Objectives

Each Goal and Objective, when calculating the quarterly bonus will have a percentage completion based upon each goal or objective. For example, IMH’s business plan target will have either a 0%, 50%, 75% or 100% factor if IMH meets its quarterly business plan of taxable income. The same applies to the completion of Individual Management Objectives.

Stock Options:	Eligible for Stock Options Based upon IMH’s board approved Company Stock Option Plan

Vacation:	4 Weeks

Term without Cause:	12 months trailing Base salary and Bonus Incentive along with health benefits to be paid out proportionally over a 12 month period of time. During the 12 month period, Gretchen will remain as an employee during this period of time and will continue to vest in her stock option but will not receive any new grants.

The purpose of this position is to train and transition Gretchen into the Chief Financial (“CFO”) position of IMH. The follow is a list of benchmarks and training programs that Gretchen needs to complete before being considered for the position of CFO. There are no guarantees that upon completion of these benchmarks and training programs that you will be promoted to CFO. However, after successful completion of all your training objectives to both parties mutual satisfaction and Gretchen is notified that she is not being promoted to CFO of IMH and IFC, Gretchen will have 30 days from that date to elect out of this agreement as a Term without Cause and receive her Base Salary plus health benefits for a period of 12 months subsequent to her last date of employment. This clause is only valid if Gretchen notifies the Company in writing that she is electing out of her arrangement and is only valid for a period of 30 days from completing her training program to both parties mutual satisfaction and being notified that she will not be promoted to CFO at that time.

Training Programs:	Specific training classes on FAS 133, FAS 140 and FIN 46

REIT Training classes or attends REIT conferences to update skills and knowledge on managing REIT compliance measures.

SEC training classes on 10K, 10Q and SOX 404 requirements

Executive Coach:	Obtain an executive coach to assist Gretchen in preparing her for becoming IMH’s CFO

Benchmarks:	Complete and oversee the closing of IMH’s books and the preparation of the Company’s SEC reporting for at least two quarters.

Complete the transition of Jim Dickinson to head up the Warehouse Lending Division

Please confirm that these terms are acceptable for your new employment to CAO. Upon getting your sign-off, I will forward to legal counsel to prepare an employment agreement.

Agreed:

/s/ Gretchen Verdugo
Gretchen Verdugo
IWLG, Executive Vice President

/s/ Richard J. Johnson
Richard J. Johnson
Executive Vice President, CFO

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